Exhibit 2.1
AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
     This Amendment to Agreement and Plan of Merger (the “Amendment”), is dated as of February 28, 2011 and is by and among Swisher Hygiene Inc., a Delaware corporation (“Parent”), SWSH Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Sub”), Choice Environmental Services, Inc., a Florida corporation (the “Company”), Glen Miller (“Miller”), Neal Rodrigue (“Rodrigue”), The Hermine Rodrigue Testamentary Trust for Hayden Rodrigue, The Hermine Rodrigue Testamentary Trust for Kera Rodrigue, The Robert Rodrigue Testamentary Trust for Hayden Rodrigue, and the Robert Rodrigue Testamentary Trust for Kera Rodrigue (“Testamentary Trusts”).
R E C I T A L S
     WHEREAS, the Parent, Sub, Company, Miller, Rodrigue and the Testamentary Trusts have entered into that certain Agreement and Plan of Merger dated as of February 13, 2011 (as amended, the “Merger Agreement”); and
     WHEREAS, the Merger Agreement contemplated that the Escrow Agent would be a party thereto and assume various obligations thereunder; and
     WHEREAS, the Escrow Agent has advised that it is contrary to its policies to be a party, as escrow agent, to a merger similar to the Merger, or to perform any obligations other than ministerial obligations; and
     WHEREAS, the parties to the Merger Agreement have agreed to amend the Merger Agreement to remove the Escrow Agent as a party thereto.
     NOW, THEREFORE, in consideration of the foregoing Recitals which are incorporated herein and made a part hereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Merger Agreement as follows:
          1. Definitions. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such term as set forth in the Merger Agreement and all references to Sections or Articles, shall mean the Sections or Articles of the Merger Agreement unless reference is made to another document. For purposes hereof, all references to the Merger Agreement, shall mean the Merger Agreement as amended by this Amendment.
          2. Amendments. The Merger Agreement shall be amended as follows:
The parties to the Merger Agreement agree to eliminate the Escrow Agent as a party to the Merger Agreement without in any way affecting any of the parties obligations hereunder. The parties also agree that the obligations of the Escrow Agent shall be set forth in a separate escrow agreement, which shall as nearly as possible reflect the obligations of the Escrow Agent as contained in Article VIII of the Merger Agreement; provided that the Escrow Agent’s obligations under the escrow agreement shall be only ministerial in nature. Notwithstanding the foregoing, the parties acknowledge and agree that the terms of Article VIII shall remain in full force and effect without amendment or modification and that the parties shall remain subject to all of the terms of Article VIII including but not limited to Section 8.4 as if the Escrow Agent remained a party thereto, and to the extent of any inconsistency between the obligations of the parties (other than the Escrow Agent) under the provisions of the Merger Agreement and the obligations of the parties under the terms of the escrow agreement with the Escrow Agent, the provisions of the Merger Agreement shall prevail. The obligations of the Escrow Agent shall only be reflected in the terms of the escrow agreement.
          3. Full Force and Effect. Except as specifically amended, modified or supplemented by the Amendment, the Merger Agreement is hereby confirmed and ratified in all respects and shall remain in full force and effect.
          4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. A signed copy of this Amendment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
          5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Broward County, State of Florida, in connection with any matter based upon or arising out of this Amendment or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
          6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[SIGNATURES APPEAR ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Shareholders and the Principal Shareholder Affiliates have caused this Amendment to be signed, all as of the date first written above.

SWISHER HYGIENE INC.
By:	/s/ Thomas E. Aucamp
Thomas E. Aucamp, Executive Vice President

CHOICE ENVIRONMENTAL SERVICES, INC.
By:	/s/ Glen Miller
	Name:	Glen Miller
	Title:	Chief Executive Officer

SWSH MERGER SUB, INC.
By:	/s/ Thomas E. Aucamp
Thomas E. Aucamp, Executive Vice President

[Signature Page to Amendment to Agreement and Plan of Merger]

/s/ Glen Miller
Glen Miller

/s/ Neal W. Rodrigue
Neal W. Rodrigue

The Hermine Rodrigue Testamentary Trust for Hayden Rodrigue
By:	/s/ Neal W. Rodrigue
	Name:	Neal W. Rodrigue
	Title:	Trustee

The Hermine Rodrigue Testamentary Trust for Kera Rodrigue
By:	/s/ Neal W. Rodrigue
	Name:	Neal W. Rodrigue
	Title:	Trustee

The Robert Rodrigue Testamentary Trust for Hayden Rodrigue
By:	/s/ Neal W. Rodrigue
	Name:	Neal W. Rodrigue
	Title:	Trustee

The Robert Rodrigue Testamentary Trust for Kera Rodrigue
By:	/s/ Neal W. Rodrigue
	Name:	Neal W. Rodrigue
	Title:	Trustee

[Signature Page to Amendment to Agreement and Plan of Merger]